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                                                                     EXHIBIT 8.1

                          SUBSIDIARIES OF THE COMPANY

                                Name                                            Country
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
Wing Shing Products (BVI) Company Limited...........................  British Virgin Islands
Wing Shing Overseas Limited.........................................  British Virgin Islands
Pentalpha Enterprises Limited.......................................  Hong Kong
Pentalpha Hong Kong Limited.........................................  Hong Kong
Kwong Lee Shun Trading Company Limited..............................  Hong Kong
Dongguan Wing Shing Electrical Products Factory ....................  China
Global-Tech USA, Inc................................................  United States
Global Lite Array (BVI) Ltd. .......................................  British Virgin Islands